Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
REVLON, INC.

Pursuant to Sections 228 and 242 of
the General Corporation Law of the
State of Delaware

REVLON, INC. (the ‘‘Corporation’’), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:    Upon the filing and effectiveness (the ‘‘Effective Time’’) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation, each ten (10) shares of the Corporation’s Class A Common Stock, par value $0.01 per share (the ‘‘Class A Common Stock’’), and Class B Common Stock, par value $0.01 per share (the ‘‘Class B Common Stock’’), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock and Class B Common Stock, respectively, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the ‘‘Reverse Stock Split’’). Stockholders who otherwise would be entitled to receive fractional share interests of Class A Common Stock or Class B Common Stock, as the case may be, shall, with respect to such fractional share interests, be entitled to receive cash, without interest, in lieu of fractional shares of Class A Common Stock or Class B Common Stock, as the case may be, upon the surrender of the stockholders’ Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. No certificates representing fractional shares of Class A Common Stock or Class B Common Stock, as the case may be, shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock or Class B Common Stock, as the case may be (the ‘‘Old Certificates’’), shall thereafter represent that number of shares of Class A Common Stock or Class B Common Stock, as the case may be, into which the shares of Class A Common Stock or Class B Common Stock, as the case may be, represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

SECOND:    This Certificate of Amendment shall become effective as of September 15, 2008 at 11:59 p.m.

THIRD:    This Certificate of Amendment was duly authorized by the Corporation’s Board of Directors and adopted by written consent of the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Execution Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 15th day of September, 2008.

REVLON, INC.

By: /s/ Robert K. Kretzman
Name: Robert K. Kretzman Title: Executive Vice President, Human Resources, Chief Legal Officer, General Counsel and Secretary